Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.  33-99960, 33-86019, 33-45147, 33-45146, 333-16489 and 333-132223) of Allied Healthcare Products, Inc. of our report dated September 27, 2011, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ RubinBrown LLP
St. Louis, Missouri
September 27, 2011